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EXHIBIT  99
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

Release Date:  October 7, 1996

Contacts:      Steve Lang       Rob Stoddard
               U S WEST         Continental Cablevision
                  303-793-6290             617-854-3138
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               U S WEST MEDIA GROUP AND CONTINENTAL CABLEVISION
                         NEAR CLOSING DATE FOR MERGER

          - Companies agree to price of U S WEST shares to be used -


     U S WEST Media Group (NYSE: UMG) and Continental Cablevision have resolved remaining financial issues and expect to close their merger by the end of November, the companies said today.

     The two companies have agreed that each share of U S WEST Media Group stock used in the transaction will be valued by Continental at $21. The deal remains the same in all other significant respects.

     "We're pleased to get on with this merger," said Richard McCormick, chairman and CEO of U S WEST, Inc. "It's an important step in our strategy to become a world leader in the delivery of integrated information, entertainment and communications services."

     Amos B. Hostetter, Jr., chairman and CEO of Continental, said, "This merger is clearly the right thing for our business and now is the time to do it. The combined resources of Media Group and Continental will create a powerhouse in the emerging communications, entertainment and information markets. We're prepared to proceed with the $21 price because, in our view, the stock is currently undervalued by the market."

     Chuck Lillis, president and CEO of Media Group, said, "I have called our Continental merger a 'defining moment' for Media Group, because cable now represents 65 percent of our business. Since beginning our strategy more than four years ago, we have gained access to 26 million homes in the U.S. and another 13 million abroad. And our footprint is highly clustered in the premier large markets."

                                    (More)

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     The  companies  said  setting  a fixed price for the U S WEST Media Group shares recognizes two important things. First, even though cable stocks have been trading lower since the merger was announced, the relative value of the two companies hasn't changed. Second, both companies remain fiercely committed to networks that can deliver customized packages of interactive entertainment, communications and information services, and are eager to work together to deploy them.

     Under the initial merger agreement, the transaction was based on a U S WEST Media Group share price of between $20.88 and $28.18. Media Group shares closed Friday at $16-7/8.

     The $5.3 billion equity portion of the merger agreement calls for consideration of $1 billion in U S WEST preferred stock, convertible to Media Group common stock; and, at U S WEST's option, between $1 billion and $1.5 billion in cash, and $2.8 billion to $3.3 billion in shares of U S WEST Media Group common. With the price fixed at $21, this means between 133 million and 157 million shares will be used. As of the end of the second quarter, Media Group had 474 million shares outstanding. The convertible securities also will be priced based on a $21 value for U S WEST Media Group common.

     In addition to agreeing on financial terms, the two companies also said they have received approval for the merger from franchise authorities representing more than 90 percent of Continental's customers, and expect to receive additional approvals before closing. Finally, the companies are optimistic they will receive required Federal Communications Commission and U.S. Department of Justice approvals.

     Continental Cablevision, Inc., the nation's third-largest broadband telecommunications company, serves more than 4.2 million customers in 20 states and is part owner of companies providing cable television service in Argentina and Singapore, and broadband communication services in Australia.

     The U S WEST Media Group (NYSE: UMG) is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1995, U S WEST Media Group reported proportionate revenues of $5.1 billion. Media Group is one of two major groups that make up U S WEST, a company in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Communications, provides telecommunications services to more than 25 million customers in 14 western and midwestern states.
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